Exhibit 16.1

Squar Milner LLP

Certified Public Accountants and Financial Advisors

April 12, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated April 7, 2017 for the event that occurred on April 7, 2017, to be filed by our former client, BankGuam Holding Company. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ SQUAR MILNER LLP

4100 Newport Place Drive, Suite 600 • Newport Beach, CA 92660             main 949.222.2999             web squarmilner.com

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